Exhibit 6

December 28, 2000

Board of Directors
The Langer Biomechanics Group, Inc.
450 Commack Road
Deer Park, NY 11729

Dear Board of Directors:

We understand that an entity known as OrthoStrategies, Inc. ("OrthoStrategies") or a wholly owned subsidiary thereof is contemplating the acquisition of a controlling interest in The Langer Biomechanics Group, Inc. ("Company" hereinafter) through a tender offer whereby up to 75% of the outstanding shares of the Company would be purchased for $1.525 per share (the "Tender Offer"). In addition, on the closing of the Tender Offer, the Company will issue to OrthoStrategies or its designees a 180 day option to purchase up to 1,400,000 shares of common stock of the Company for $1.525 per share, rising incrementally to $1.60 per share prior to expiration (the "Option"). The contemplated sale of shares through the tender offer mechanism and the issuance of the options are collectively referred to herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the public stockholders of the Company of (i) the consideration to be received by them in connection with the Tender Offer, and
(ii) the related issuance to OrthoStrategies or its designees of the Option. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's financial statements on Form 10-K for the fiscal years ended February 1996, 1997, 1998, 1999 and 2000, quarterly reports on Form 10-Q for the quarter ended August 26, 2000 and interim monthly reports for the months ended September 30, 2000 and October 28, 2000;

      2.    reviewed copies of the following agreements:

            o     Term Sheet For Revised Transaction dated November 10, 2000;

            o News announcements dated September 18, 2000 and November 14, 2000 regarding the expressions of interest by OrthoStrategies;

            o Execution version of the Shareholders Agreement dated December 28, 2000;

            o Execution version of the Tender Offer Agreement dated December 28, 2000;

            o Execution version of the Option Agreement dated December 28, 2000;

            o Execution version of Registration Rights Agreement dated December 28, 2000;

            o Prior drafts of the Shareholders Agreement and the Tender Offer Agreement as such drafts were made available.

      3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

      4.    visited certain facilities and business offices of the Company;

      5.    reviewed available budgets, forecasts and projections;

      6. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

      7. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

      8. conducted such other studies, analyses and inquiries as we have deemed appropriate given the nature of the subject engagement.


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Board of Directors
Langer Biomechanics Group, Inc.
December 28, 2000
Page 2

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that (i) the consideration to be received by the public stockholders of the Company in connection with the Tender Offer, and (ii) the related issuance to OrthoStrategies or its designees of the Option is fair to such stockholders from a financial point of view.

Respectfully Submitted,


David C. Kissell
CRONKITE & KISSELL


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